                                                                   Exhibit 99.3



UNB Corp.
220 Market Avenue South
Canton, OH 44702

Gentlemen and Ladies:

        I hereby consent to being named as a person about to become a director of UNB Corp., an Ohio corporation ("UNB"), in connection with the consummation of the merger (the "Merger") of BancFirst Ohio Corp. ("BancFirst") with and into UNB pursuant to the Agreement of Merger and Plan of Reorganization dated as of September 5, 2001, in the Registration Statement on Form S-4 filed by UNB with the U.S. Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), and to the filing of this consent as an exhibit to the Registration Statement.



November 26, 2001                               /s/ Philip E. Burke
                                                ---------------------------
                                                    Philip E. Burke